Exhibit 10.2

EdgeMode Inc

Nevada U.S.A - Tax ID 47-4046237

110, East Broward Blvd, Fort Lauderdale, Florida, 33301

DATE:   01-Jul-26

Dear Sirs,

Re: Data centre development land in Spain

This exclusivity letter (“Exclusivity Letter”) sets forth our understanding and agreement regarding the exclusive negotiations between Pure Data Centres Group Limited (“Pure DC”) and EdgeMode Inc (“Edgemode”).

On or around the date of this Exclusivity Letter, Pure DC and Edgemode have entered into a term sheet (the “Term Sheet”) in relation to land in Spain for the development and leasing of hyperscale data centres, (“Proposed Transaction”), as further detailed in the Term Sheet, a copy of which is annexed to this Exclusivity Letter.

Exclusivity: From the date of acceptance of this Exclusivity Letter, Pure DC shall be granted exclusivity for a period of sixty (60) days (the “Exclusivity Period”) in relation to the Proposed Transaction and the sites, controlled by Edgemode, known as Cordoba, Palma, Vianos and Caceres.

The Exclusivity Period may be extended by mutual written agreement of the parties , if negotiations are sufficiently progressed to achieve signing of legally binding agreements, during such extension(s).

During the Exclusivity Period Edgemode and its group companies shall, and ensure that its respective officers, employees, agents or advisers (“Representatives”) shall, work exclusively with Pure DC concerning the Proposed Transaction.

Edgemode, its group companies, and its Representatives will not, directly or indirectly, solicit, initiate, encourage, facilitate, or engage in any discussions, negotiations, or agreements with any other party regarding the Proposed Transaction or any transaction that is similar or could reasonably be considered as an alternative.

Furthermore, Edgemode and its group companies shall not, and shall procure that its Representatives do not, provide any information, respond to any inquiries, or enter into any agreement, arrangement, or understanding with any third party that could reasonably be expected to lead to an alternative transaction. Edgemode shall promptly notify Pure DC in writing if it or any of its Representatives is approached by a third party in connection with any such transaction.

Pure Data Centres Group Limited

www.puredc.com

Registered name: Pure Data Centres Group Limited

Registered address: 5 Fleet Place, London, EC4M 7RD

Registered number: 08413665

VAT Registration GB 278 3164 78

Registered in England & Wales

Confidentiality: Any information disclosed by either party during the Exclusivity Period shall be considered confidential and proprietary. Both parties agree not to disclose or use such information for any purpose other than the evaluation or negotiation of the Proposed Transaction, unless prior written consent is obtained from the disclosing party.

Governing Law: This Exclusivity Letter shall be governed by English law, until such time as formal legal agreements are executed.

Please confirm your agreement to the above terms by signing below. Should you have any questions or require further clarification, please contact Patrick Price, patrick.price@puredc.com

Yours faithfully

/s/ Nicola Burke

Name: Nicola Burke

Title: Chief Legal Officer

for and on behalf of

Pure Data Centres Group Limited

Acknowledged and Agreed:

/a/ Charles Faulkner

Name: Charles Faulkner

Title: Chief Executive Officer

for and on behalf of

EdgeMode Inc

Date:   01-Jul-26

Pure Data Centres Group Limited

www.puredc.com

Registered name: Pure Data Centres Group Limited

Registered address: 5 Fleet Place, London, EC4M 7RD

Registered number: 08413665

VAT Registration GB 278 3164 78

Registered in England & Wales

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ANNEX

TERM SHEET

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